EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of the attached Schedule 13D with respect to the securities of Concrete Pumping Holdings, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D, as amended.

IN WITNESS WHEREOF, the undersigned hereby executed this Joint Filing Agreement as of December 17, 2018.

BBCP Investors, LLC By: PGP Investors, LLC, its sole member By: PGP Manager, LLC, its manager By: PGP Advisors, LLC, its manager

/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Manager

PGP Investors, LLC By: PGP Manager, LLC, its manager By: PGP Advisors, LLC, its manager

/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Manager

M. Brent Stevens

/s/ M. Brent Stevens